Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is dated and entered into this November 9, 2012 (the “Effective Date”), between Rexnord Corporation, a Delaware corporation (the “Company”), and Todd A. Adams (“Executive”).
W I T N E S S E T H:
     WHEREAS, the Company and Executive entered into an offer letter dated April 2, 2008 (“Prior Agreement”); and
     WHEREAS, the Company and Executive desire to amend and fully restate the Prior Agreement, and to continue Executive’s employment with the Company as its President and Chief Executive Officer, in accordance with the terms hereof.
     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. POSITION/DUTIES.
          (a) Executive shall serve as the President and Chief Executive Officer of the Company. As President and Chief Executive Officer of the Company, Executive shall have active and general supervision and management over the business and affairs of the Company and shall have full power and authority to act for all purposes for and in the name of the Company in all matters except where action of the Board of Directors of the Company (the “Board”) is required by law, the by-laws of the Company, or resolutions of the Board, and shall have such other duties and responsibilities as the Board shall designate that are consistent with Executive’s position. Executive shall report exclusively to the Board.
          (b) Executive shall use Executive’s best efforts to perform faithfully and efficiently the duties and responsibilities assigned to Executive hereunder and devote substantially all of Executive’s business time to the performance of Executive’s duties with the Company; provided, the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior approval of the Board, serving on the board of directors or advisory boards of other companies and (ii) managing Executive’s and Executive’s family’s personal investments, in all events so long as such activities do not materially interfere with the performance of Executive’s duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with Executive’s fiduciary duty to the Company or create any appearance thereof, Executive shall, as soon as reasonably practicable considering any fiduciary duty to the other such  company, resign from such other board of directors or advisory board after written notice of the conflict is received from the Board.
          (c) During the Term, the Board shall nominate Executive for re-election as a member of the Board at the expiration of Executive’s then-current term.
          (d) Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts received from any such corporation may be offset against the amounts due hereunder.
     2. TERM OF AGREEMENT. The Agreement is effective on the Effective Date and the initial term shall end on the third anniversary of the Effective Date (“Initial Term”). The term of this Agreement shall be automatically extended thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the Initial Term or the then current succeeding one (1)-year extended term of this Agreement, the Company or Executive has notified the other that the term hereunder shall terminate upon its expiration date. The Initial Term, as it may be extended from year to year thereafter, is herein referred to as the “Term.” The foregoing to the contrary notwithstanding, upon the occurrence of a Change in Control (defined below), the Term shall be for a period ending on the later of the last day of the Initial Term and the second anniversary of the date of the occurrence of such Change in Control and shall be subject to expiration upon notice by Executive or the Company to the other party or to automatic successive additional one-year periods thereafter, as the case may be, in the manner provided above. If Executive remains employed by the Company beyond the expiration of the Term, he shall be an employee at-will; except that any provisions identified as surviving shall continue. In all events hereunder, Executive’s employment is subject to earlier termination pursuant to Section 7 hereof, and upon such earlier termination the Term shall be deemed to have ended.
     3. BASE SALARY. During the Term, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $750,000, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Term, the Executive shall be eligible to participate in the Company’s Management Incentive Plan and any successor annual bonus plan. Executive shall have the opportunity to earn an annual target bonus, measured against performance criteria to be determined by the Board (or a committee thereof), of 125% of Base Salary and a maximum bonus opportunity of 250% of Base Salary.
     5. Intentionally Omitted
     6. EMPLOYEE BENEFITS. Commencing on the Effective Date:
          (a) BENEFIT PLANS AND ARRANGEMENTS. Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives in accordance with the terms of such plans and programs. Executive shall continue to be entitled to executive benefits and arrangements in an amount and type no less than as in effect on the Effective Date.
          (b) VACATION. Executive shall be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per year (as prorated for partial years of employment).
          (c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy as approved by the Board for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties hereunder.
          (d) CERTAIN AMENDMENTS. Nothing herein shall be construed to prevent the Company from amending, altering, terminating or reducing any plans, benefits or programs so long as Executive continues to receive compensation and benefits consistent with Sections 4, 6(a) and 6(b).
     7. TERMINATION. Executive’s employment and the Term shall terminate on the first of the following to occur:
          (a) DISABILITY. Upon written notice by the Company to Executive of termination due to Disability, while Executive remains Disabled. For purposes of this Agreement, “Disability” shall have the meaning defined under the Company’s then-current long-term disability insurance plan in which Executive participates.
          (b) DEATH. Automatically on the date of death of Executive.
          (c) CAUSE. Immediately upon written notice by the Company to Executive of a termination of Executive’s employment for Cause. “Cause” shall mean:
          (i) Executive’s willful and continued failure to perform substantially his duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to him specifically identifying the nature of such unacceptable performance and is not cured by Executive within a reasonable period, not to exceed thirty (30) days;
          (ii) Executive is convicted of (or pleads guilty or no contest to) a felony or any crime involving moral turpitude;
          (iii) Executive has engaged in conduct that constitutes gross misconduct in the performance of his employment duties; or
          (iv) Executive breaches any representation, warranty or covenant under Section 22.
An act or omission by Executive shall not be “willful” if conducted in good faith and with Executive’s reasonable belief that such conduct is in the best interests of the Company.
          (d) WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination of Executive’s employment other than for Cause (and other than due to his Disability).
          (e) GOOD REASON. Upon written notice by Executive to the Company of a voluntary termination of Executive’s employment, at any time during a Protection Period (defined below), for Good Reason. “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following events:
          (i) Executive’s Base Salary or annual target bonus opportunity is materially reduced;
          (ii) Executive’s duties or responsibilities are negatively and materially changed in a manner inconsistent with Executive’s position (including status, offices, titles, and reporting responsibilities) or authority;
          (iii) The Company requires Executive’s principal office to be relocated more than 50 miles from its location as of the date immediately preceding the Change in Control; or
          (iv) Failure by the Company to elect or reelect Executive as a member of the Board of Directors.

Prior to any termination by Executive for “Good Reason” he shall provide the Board not less than thirty (30) nor more than ninety (90) days’ notice, with specificity, of the grounds constituting Good Reason and an opportunity within such notice period for the Company to cure such grounds. Such notice shall be given within ninety (90) days following the initial existence of such grounds constituting Good Reason for such notice and subsequent termination, if not so cured above, to be effective.
          (f) VOLUNTARY TERMINATION FOR ANY REASON (WITHOUT GOOD REASON DURING A PROTECTION PERIOD). Upon at least thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment (i) for any reason prior to or after a Protection Period or (ii) without Good Reason during a Protection Period, in either case which the Company may, in its sole discretion, make effective earlier than any termination date set forth in such notice.
     8. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates. Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, stock option grants, restricted stock units grants and other awards under the Company’s long-term incentive programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. Upon termination of Executive’s employment, the following amounts and benefits shall be due to Executive:
          (a) DEATH; DISABILITY. If Executive’s employment terminates due to Executive’s death or Disability, then the Company shall pay or provide Executive (or the legal representative of his estate in the case of his death) with:
          (i) (A) any accrued and unpaid Base Salary through the date of termination and any accrued and unused vacation in accordance with Company policy; and (B) reimbursement for any unreimbursed expenses, incurred and documented in accordance with applicable Company policy, through the date of termination (collectively, “Accrued Obligations”). Accrued Obligations payable under clause (A) shall be payable within fifteen (15) days following the date of termination, and under clause (B) shall be paid within fifteen (15) days after Executive shall have provided the Company all required documentation therefor;
          (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;
          (iii) A pro-rated annual bonus for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable bonus plan (for this purpose determined at fiscal year end, by treating Company financial performance goals for such fiscal year as the only performance goals applicable to Executive and without any exercise of negative discretion by the Committee) and the fraction the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated bonus shall be paid when bonuses are paid generally to senior executives for such year (“Pro-Rated Bonus”);
          (iv) Any disability insurance benefits, or life insurance proceeds, as the case may be, as may be provided under the Company plans in which Executive participates immediately prior to such termination; and
          (vii) All of Executive’s other unvested long-term incentive awards granted to Executive through the date of termination, shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable, in accordance with the terms and conditions set forth in such awards.
          (b) VOLUNTARY TERMINATION (INCLUDING VOLUNTARY TERMINATION WITHOUT GOOD REASON DURING A PROTECTION PERIOD); INVOLUNTARY TERMINATION WITHOUT CAUSE AT OR AFTER AGE 65; INVOLUNTARY TERMINATION FOR CAUSE.
          (i) If Executive’s employment should be terminated (i) by Executive for any reason at any time other than during a Protection Period, or (ii) by Executive without Good Reason during a Protection Period, then: (A) the Company shall pay to Executive any Accrued Obligations in accordance with Section 8(a)(i); (B) all unvested stock options, restricted stock units and other unvested long-term incentive grants) shall be immediately forfeited and cancelled; and (C) all vested stock options shall be exercisable as set forth in the stock option award.
          (ii) If Executive’s employment is terminated by the Company other than for Cause and other than for Disability at or after Executives’ attainment of age 65, (x) the Company shall pay to Executive any Accrued Obligations and (y) Executive’s long-term incentive grants shall vest or be forfeited, and any stock options shall be exercisable, as set forth in the applicable grant agreement, but not less than ninety (90) days.
          (iii) If Executive’s employment is terminated by the Company for Cause, the Company shall pay to Executive any Accrued Obligations, and all vested and unvested stock options, restricted stock units and other vested and unvested long-term incentive shall be immediately forfeited and cancelled.
          (c) TERMINATION WITHOUT CAUSE. If at any time (A) prior to Executive’s attainment of age 65 and (B) other than during a Protection Period, Executive’s employment by the Company is terminated by the Company other than for Cause (and other than a termination for Disability), then the Company shall pay or provide Executive with:
          (i) Executive’s Accrued Obligations, payable in accordance with Section 8(a)(i);

          (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;
          (iii) A Pro-Rated Bonus;
          (iv) Severance payments in the aggregate amount equal to the product of (A) the sum of (1) Executive’s then Base Salary plus (2) his annual target bonus multiplied by (B) one and one-half (1.5), which amount shall be payable to Executive in equal semi-monthly payroll installments over a period of eighteen (18) months;
          For purposes of this subparagraph (iv) each installment severance payment to Executive under this subparagraph (iv) shall be treated as a separate payment (within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)).
          Provided, anything herein to the contrary notwithstanding, if on the date of termination Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)), to the extent that such severance payments (and any other payments and benefits provided in Section 8) constitute a “deferral of compensation” under a “nonqualified deferred compensation plan” under Section 409A and Treasury Regulation Section 1.409A-1, the following provisions shall apply (“Safe Harbor and Postponement”):
          (1) If such payments and benefits are payable on account of Executive’s “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)), Executive shall receive such amount of his severance payments during the six (6)-month period immediately following the date of termination as equals the lesser of: (x) such severance payment amount due Executive under Section 8 during such six (6)-month period or (y) two (2) multiplied by the compensation limit in effect under Section 401(a)(17) of the Code, for the calendar year in which the date of termination occurs and as otherwise provided under Treasury Regulation Section 1.409A-1(b)(9)(iii) and shall be entitled to such of his benefits as satisfy the exception under Treasury Regulation Section 1.409A-1(b)(9)(v) (“Limitation Amount”).
          (2) To the extent that, upon such “involuntary separation from service,” the amount of payments and benefits that would have been payable to Executive under Section 8 during the six (6)-month period following the last day of his employment exceeds the Limitation Amount, such excess shall be paid on the first regular semi-monthly payroll date following the expiration of such six (6)-month period.
          (3) If the Company reasonably determines that such employment termination is not such an “involuntary separation from service,” all such payments and benefits that would have been payable to the Executive under Section 8 during the six (6)-month period immediately following the date of termination, but for such determination, shall be paid on the first regular semi-monthly payroll date immediately following the expiration of such six (6)-month period following the date of termination.
          (4) Any payments under this Section 8(c) that are postponed pursuant to the Safe Harbor and Postponement shall accrue interest at an annual rate (compounded monthly) equal to the short-term applicable federal rate (as in effect under Section 1274(d) of the Code on the last day of the Executive’s employment) plus 100 basis points, which interest shall be paid on the first regular semi-monthly payroll date immediately following the expiration of the six (6)-month period following the date of termination.
          (v) Subject to Executive’s continued co-payment of premiums, continued participation for eighteen (18) months in the Company’s medical benefits plan which covers Executive (and his eligible dependents) upon the same terms and conditions (except for the requirement of Executive’s continued employment) in effect for active employees of the Company. In the event Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce the period of coverage and count against Executive’s right to healthcare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and
          (vi) All of Executive’s unvested options and long-term incentive awards granted to Executive through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable, in accordance with the terms and conditions set forth in such awards, provided that Executive’s vested options shall continue to be exercisable until the earlier of (x) one year after the date of termination and (y) the expiration of the original scheduled term of such options.
     9. CONDITIONS. Any payments or benefits made or provided to Executive pursuant to any subsection of Section 8 (provided, in the case of Section 8(d), only if Executive’s employment then terminates), or Section 10(c) and Section 10(d), other than Accrued Obligations, are subject to Executive’s:
          (a) compliance with the provisions of Section 11 hereof;
          (b) delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Exhibit A within twenty-one (21) days after presentation thereof by the Company to Executive; and

          (c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.
Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Obligations) shall not be payable until after the expiration of any statutory revocation period applicable to the General Release without Executive having revoked such General Release which must occur by the 53rd day after the Executive’s termination of employment (the “Release Condition”), and, subject to the provisions of Section 20 hereof, any such amounts shall commence on the later of the applicable due date or five (5) business days after the Release Condition is satisfied, provided that, if the 60-day period following termination of employment spans two calendar years, then any payments and benefits subject to Section 409A shall commence on the later of the applicable due date or on a date during that portion of such 60-day period occurring in the calendar year following the year of termination of employment (subject to further delay if required under Section 20), provided that the Release Condition is satisfied. Notwithstanding, Executive shall be entitled to any Accrued Obligations, payable without regard for the conditions of this Section 9.
     10. CHANGE IN CONTROL
          (a) CHANGE IN CONTROL. A “Change in Control” of the Company shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur:
          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (c) of this definition; or
          (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
          (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          (b)   Intentionally Omitted.
          (c) QUALIFYING TERMINATION. If, prior to Executive’s attainment of age 65, Executive’s employment is involuntarily terminated by the Company without Cause (and other than due to his Disability) or is voluntarily terminated by Executive for Good Reason, in either case only during the period commencing 90 days prior to the occurrence of a Change in Control of the Company and ending on the second anniversary of date of the Change in Control (“Protection Period”), then the Company shall pay or provide Executive with:
          (i) Executive’s Accrued Obligations, payable in accordance with Section 8(a)(i);

          (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;
          (iii) A Pro-Rated Bonus;
          (iv) A lump sum severance payment in the aggregate amount equal to the product of (A) the sum of (1) Executive’s then Base Salary plus (2) his annual target bonus multiplied by (B) two (2), to be paid within ten (10) business days after Executive’s termination from employment; provided, unless the Change of Control occurring on or preceding such termination also meets the requirements of Section 409A(a)(2)(A)(v) and Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision) thereunder (a “409A Change in Control”), the amount payable to Executive under this subparagraph (iv) shall be paid to Executive in equal semi-monthly payroll installments over a period of twenty-four (24) months, not in a lump sum, to the extent necessary to avoid the application of Section 409A(a)(1)(A) and (B);
          (v) Subject to Executive’s continued co-payment of premiums, continued participation for two (2) years in the Company’s medical benefits plan which covers Executive (and his eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect for active employees of the Company. In the event Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce the period of coverage and count against Executive’s right to healthcare continuation benefits under COBRA; and
          (vi) All of Executive’s unvested options and long-term incentive awards granted to Executive through the date of termination shall vest and all Executive's options shall continue to be exercisable until the earlier of (x) one year after the date of termination and (y) the expiration of the original scheduled term of such options. In addition, if this Section 10(c) applies, any limitation on the acceleration of the vesting of options (that would otherwise be applicable pursuant to Section 7.4 of Rexnord Corporation 2012 Performance Incentive Plan or otherwise) to reduce or eliminate the effects of Section 280G and/or Section 4999 of the Code, shall not be implemented unless the after-tax amount Executive receives would be increased (as compared to the after-tax amount Executive would receive in the absence of such limitation on acceleration of vesting), and in such event such limitation on acceleration of vesting shall be implemented to the minimum extent necessary to maximize the Executive's after-tax amount, provided that Executive shall determine the order in which such limitation on acceleration of vesting is applied or, solely if required to comply with Section 409A of the Code, the option acceleration limitation shall be applied in the reverse order of scheduled vesting dates (i.e., the option tranche that would have vested first in the absence of a Change in Control will be the last tranche to have its acceleration limited).
          Provided, to the extent applicable under Section 409A as a “deferral of compensation,” and not as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4), the payments and benefits payable to Executive under this Section 10(c) shall be subject to the Safe Harbor and Postponement provided at Section 8(c)(iv).
For the avoidance of doubt, the provisions of this Section 10(c) shall not apply unless a Change in Control actually occurs. In the event of a termination of employment during the 90 days prior to the occurrence of a Change in Control, (x) the payment under Section 10(c)(iv) shall be payable (or commence to be payable, as applicable) within ten days following the Change in Control (not termination of employment), and (y) the acceleration of vesting of Executive’s unvested options and long-term incentive awards shall not occur until the occurrence of the Change in Control (and if such options and awards would otherwise be forfeited during such 90 day period in the absence of a Change in Control, such awards shall remain outstanding for up to 90 days solely for the purpose of determining whether Executive becomes entitled to vest in such awards pursuant to Section 10(c)(vi) but otherwise shall not be payable or exercisable following the date on which they would have otherwise been forfeited (unless the Change in Control subsequently occurs during such 90-day period)).
     11. EXECUTIVE COVENANTS.
          (a) CONFIDENTIALITY. Executive agrees that Executive shall not, commencing on the date hereof and at all times thereafter, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s employment and for the benefit of the Company, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
          (b) NONSOLICITATION. Commencing on the date hereof, and continuing during Executive’s employment with the Company and for the eighteen (18) month period following termination of Executive’s employment for any reason (a twenty-four (24) month post-employment period in the event of a termination of Executive’s employment for any reason at any time during a Protection

Period) (“Restricted Period”), Executive agrees that Executive shall not, without the prior written consent of the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the six (6) months preceding Executive’s termination of employment an employee, representative, officer or director of the Company; (ii) take any action to encourage or induce any employee, representative, officer or director of the Company to cease their relationship with the Company for any reason; or (iii) knowingly solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.
          (c) NONCOMPETITION. Executive acknowledges that Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Restricted Period, Executive agrees that Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date at any time during the twelve (12)-month period ending with the date of termination, in any locale of any country in which the Company conducts business. This Section 11(c) shall not prevent Executive from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
          (d) NONDISPARAGEMENT. Each of Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11(d). Executive’s provision shall also not cover normal competitive statements which do not cite Executive’s employment by the Company.
          (e) RETURN OF COMPANY PROPERTY AND RECORDS. Executive agrees that upon termination of Executive’s employment, for any cause whatsoever, Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to Executive during Executive’s employment with the Company.
          (f) COOPERATION. Executive agrees that, following termination of Executive’s employment for any reason, Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which Executive was involved during Executive’s employment, including any litigation. The Company shall compensate Executive for reasonable expenses incurred in connection with such cooperation and assistance.
          (g) ASSIGNMENT OF INVENTIONS. Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by Executive, or under which Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of Executive’s employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. Any such Inventions disclosed to anyone by Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by Executive during the Term. As to all such Inventions, Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.
          (h) EQUITABLE RELIEF AND OTHER REMEDIES. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 11 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

          (i) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
          (j) SURVIVAL OF PROVISIONS. The obligations of Executive set forth in this Section 11 shall survive the termination of Executive’s employment by the Company and the termination or expiration of this Agreement and shall be fully enforceable thereafter.
     12. NO ASSIGNMENTS.
          (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
          (b) The Company shall assign this Agreement to any successor to all or substantially all of the business or assets of the Company provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to Executive.
     13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At the address shown on the records of the Company
If to the Company:
Rexnord Corporation
4701 West Greenfield Avenue
Milwaukee, WI 53214
Attn: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice of the Company, the terms of this Agreement shall control.
     15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11(h) hereof or damages for breach of Section 11, shall be settled exclusively by arbitration, conducted before a single arbitrator in Wilmington, Delaware, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that Executive or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator.
     17. INDEMNIFICATION; LIABILITY INSURANCE. The Company and Executive shall enter into the Company’s standard form of indemnification agreement governing his conduct as an officer and director of the Company.
     18. AMENDMENTS; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     19. ENTIRE AGREEMENT; MISCELLANEOUS. This Agreement together with the exhibit hereto, except as otherwise expressly provided in this Agreement, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes in its entirety the Prior Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and of the word “or” shall be inclusive and not exclusive.
     20. CODE SECTION 409A.
          (a) It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury Regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this interest, anything to the contrary herein notwithstanding, no amounts shall be payable to Executive before such time as such payment fully complies with the provisions of Section 409A and, to the extent that any regulations or other guidance issued under Section 409A after the date of this Agreement would result in Executive being subject to payment of interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A.
          (b)  With regard to any provision herein that provides for the reimbursement of expenses or the provision of in-kind benefits, except as permitted by Section 409A, (i) all such reimbursements shall be made within a commercially reasonable time after presentation of appropriate documentation but in no event later than the end of the year immediately following the year in which Executive incurs such reimbursable expenses, (ii) no such reimbursements or in-kind benefits will affect any other costs or expenses eligible for reimbursement, or any other in-kind benefits to be provided, in any other year and (iii) no such reimbursements or in-kind benefits are subject to liquidation or exchange for another payment or benefit..
          (c) Without limiting the discretion of either the Company or the Executive to terminate the Executive’s employment hereunder for any reason (or no reason), solely for purposes of compliance with 409A a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h) (applying the 20% default post-separation limit thereunder)) as an employee and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” shall mean separation from service as an employee and such payments shall thereupon be made at or following such separation from service as an employee as provided hereunder.
     21. FULL SETTLEMENT. Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against Executive. In no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, except as set forth in this Agreement.
     22. REPRESENTATION. Executive represents and warrants that to that Executive is not bound by any agreement or obligation or understanding, written or oral, that would prevent Executive from entering into this Agreement or performing all of Executive’s obligations hereunder.
     23. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
     24. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
     25. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

REXNORD CORPORATION

By:	/S/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President, General Counsel and Secretary

/S/ Todd A. Adams
Todd A. Adams

 EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
     1. For and in consideration of the promises made in Executive Employment Agreement (defined below), the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Rexnord Corporation (“Company”), the Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates or the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement between the Company and Executive, dated November 9, 2012 (the “Employment Agreement”), and any claims under any stock option and restricted stock units agreements between Executive and the Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973,), or the discrimination or employment laws of any state or municipality, or any claims under any express or implied contract which Releasers may claim existed with Releasees. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to any claims of indemnification under the Employment Agreement or a separate indemnification agreement with the Company or rights of coverage under directors and officers liability insurance.
     2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.
     3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release or as otherwise provided in this General Release. If  Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.
     4. Executive acknowledges, agrees and affirms that he is subject to certain post-employment covenants pursuant to Section 11 of the Employment Agreement, which covenants survive the termination of his employment and the execution of this General Release.
     5. Executive acknowledges and recites that:
          (a) Executive has executed this General Release knowingly and voluntarily;
          (b) Executive has read and understands this General Release in its entirety;
          (c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
          (d) Executive’s execution of this General Release has not been coerced by any employee or agent of the Company; and
          (e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.
     6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Delaware, except for the application of pre-emptive Federal law.
     7. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 13 of the Employment Agreement, upon which revocation this General Release shall be unenforceable and null and void and in the absence of such revocation this General Release shall be binding and irrevocable by Executive.

     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: ____________ , 20____	EXECUTIVE:

Todd A. Adams